EMPLOYMENT CONTRACT

This Employment Contract (this "Contract") is made effective as of July 21, 2022, by and between Better For You Wellness, Inc. (the COMPANY) of 1349 East Broad Street, Columbus, Ohio, 43205 United States and Ian James (EMPLOYEE) of 1349 East Broad Street, Columbus, OH 43205, United States.

A. The COMPANY is a publicly traded plant-based products and science-backed sustainable services company. The COMPANY is evaluating opportunities targeting six wellness-focused categories within the rapidly growing wellness industry to create a leading global wellness conglomerate.

B. The COMPANY desires to have the services of the EMPLOYEE.

C. EMPLOYEE will primarily perform the job duties at the following location:
1349 East Broad Street, Columbus, OH 43205, United States.

D. EMPLOYEE is an at-will employee of the COMPANY. Either party may terminate the Contract at any time.

Therefore, the parties agree as follows:

1. EMPLOYMENT. The COMPANY shall employ EMPLOYEE as Chief Executive Officer. EMPLOYEE shall provide the COMPANY the services described in the attached Exhibit A, which is part of this Contract by this reference. EMPLOYEE accepts and agrees to such employment and agrees to be subject to the general supervision, advice, and direction of the COMPANY and supervisory personnel of the COMPANY.

EMPLOYEE agrees to give the COMPANY the full benefit of EMPLOYEE's knowledge, expertise, skill, and ingenuity. During EMPLOYEE's employment, EMPLOYEE will devote the whole of EMPLOYEE's time, attention, and abilities to their duties. EMPLOYEE will adhere to all applicable policies of the COMPANY and exercise the degree of care, diligence, and skill that a prudent person would exercise in comparable circumstances.

EMPLOYEE shall also perform (i) such other duties customarily performed by an employee in a similar position, and (ii) such other and unrelated services and duties as may be assigned to EMPLOYEE from time to time by the COMPANY.

2. COMPENSATION OF EMPLOYEE. As compensation for the services provided by EMPLOYEE under this Contract, the COMPANY and EMPLOYEE agree to the following:

2.1 Base Salary. Beginning March 1, 2022, EMPLOYEE will earn a Base Salary in the amount of $199,196 per annum, $16,599.67 per month, less statutory and other required deductions, for all work and services EMPLOYEE performs for the COMPANY. The COMPANY calculates Annual Base Salary on a January 1 through December 31 basis (i.e., a calendar year). Base Salary payments shall be subject to applicable federal, state, and local withholding.

2.2 Payroll Schedule. EMPLOYEE shall be paid semi-monthly on the fifteenth day and the last day of the month, with 26 equal payments, in arrears (the "Base Salary") per our payroll policies in effect from time to time.

2.3 Hours of Work. EMPLOYEE hours of work and schedule may change from time to time depending on operational needs, and EMPLOYEE may be required to work evenings and, on occasions, weekends.

2.4 Base Salary Accrual. EMPLOYEE and COMPANY mutually agree that until the COMPANY is cash flow positive, the COMPANY shall pay EMPLOYEE a mutually agreeable amount each month toward the EMPLOYEE's Base Salary, and the balance of Base Salary unpaid, shall be accrued and recorded as an obligation of the COMPANY. It shall become payable to the EMPLOYEE when the COMPANY is cash flow positive or at a time mutually agreed by the COMPANY and EMPLOYEE.

2.5 Discretionary Bonus Compensation. Additionally, the EMPLOYEE shall be eligible to earn an additional payment (BONUS) of $68,328. The parties consider the Bonus Pay as "at-risk" and therefore not guaranteed. Bonus Pay could include a cash bonus, commission, and other at-risk pay categories. BONUS shall be determined at the sole discretion of the COMPANY. BONUS shall be based on EMPLOYEE's annual performance reviews and overall company performance, subject to the terms and conditions of applicable incentive plans and policies.

2.6 Payments Upon Termination. Should this Contract be terminated, payments under Section 2 shall cease; provided, however, that EMPLOYEE shall be entitled to Base Salary and accrued Base Salary for periods or partial periods that occurred before the date of termination and for which the EMPLOYEE has not yet been paid and for any commission earned per the COMPANY's customary procedures, if applicable.

3. PERSONAL LEAVE. After completion of 90-days of Employment, EMPLOYEE shall be entitled to a pro-rated 15 days paid time per year for utilization by EMPLOYEE for personal business, illness, care of another person, or vacation. Personal Leave shall be calculated from the effective date of this Contract as of the date first above written through December 31st.

3.1 Pro-Rated. "Pro-rated" shall mean the amount of time from the date of the beginning of EMPLOYEE's employment through December 31st. For illustration purposes, an EMPLOYEE who begins their employment on May 1st would have earned ten days of Personal Leave (i.e., 15 Personal Leave Days divided by 12 months = 1.25 days of Personal Leave per month X 8 months (May 1 thru December 31) = ten days). If, however, the EMPLOYEE begins their employment on September 1st, the EMPLOYEE would have earned five days of Personal Leave (i.e., 15 Personal Leave Days divided by 12 months = 1.25 days of Personal Leave per month X 4 months (September thru December) = five days).

3.2 Personal Leave Carry Over Provision. EMPLOYEE shall be permitted to carry over into the following year of employment a maximum of five days of Personal Leave; however, as of December 31, EMPLOYEE shall forfeit unused Personal Leave benefits above five days. Further, EMPLOYEE shall not be permitted to carry over or accumulate more than ten days of Personal Leave from one year to the next.

3.3 Personal Leave Request. EMPLOYEE shall make all requests for personal days off per the COMPANY's policies in effect from time to time.

The provisions of this Personal Leave section are subject to change per the COMPANY's policies in effect from time to time.

4. HOLIDAYS. EMPLOYEE shall be entitled to time off for Federal Holiday with pay during each calendar year. The list of Federal Holidays is listed immediately below

- New Year's Day - Martin Luther King Day - President's Day - Memorial Day - Juneteeth - Independence Day	- Labor Day - US Indigenous People Day (f.k.a. Columbus Day) - Veterans Day - Thanksgiving Day - Christmas Day

The provisions of this Holidays section are subject to change per the COMPANY's policies in effect from time to time.

5. INSURANCE BENEFITS. EMPLOYEE shall be entitled to insurance benefits per the COMPANY's applicable insurance contract(s), policies, and state law. These benefits shall include:

- Health Insurance - Dental Insurance	- Vision Insurance - Disability Insurance	- Life Insurance

Notwithstanding the foregoing, COMPANY shall be permitted to amend, add to, or eliminate the Insurance Benefit plans at any time and at COMPANY sole discretion.

6. EXPENSE REIMBURSEMENT. The COMPANY will reimburse EMPLOYEE for authorized traveling and "out-of-pocket" expenses, exclusively and necessarily incurred by EMPLOYEE in connection with their duties under this Contract, provided that EMPLOYEE first furnish statements with accompanying receipts or vouchers for all such expenses to the COMPANY and otherwise comply with the COMPANY's expense policies as in effect from time to time.

7. PROFESSIONAL DEVELOPMENT & MEMBERSHIP IN PROFESSIONAL ASSOCIATIONS. Subject to pre-approval, if the COMPANY requires EMPLOYEE to hold and maintain specific professional accreditation(s), the COMPANY will reimburse EMPLOYEE for reasonable costs associated with ongoing required professional development and membership in applicable professional organizations.

8. OBLIGATIONS OF EMPLOYMENT. In addition to EMPLOYEE's employment obligations at common law, EMPLOYEE covenant and agree as follows:

a. Loyalty to the Company: Throughout the EMPLOYEE's employment, EMPLOYEE will well and faithfully serve the COMPANY and use EMPLOYEE's best efforts to promote the Business of the COMPANY. EMPLOYEE will act honestly and in good faith, in the best interests of the COMPANY.

b. Business of the Company: EMPLOYEE will not, during their employment with the COMPANY, other than owning Common Shares in another Company, engage in any industry, enterprise, or activity that is contrary to or detracts from the due performance of the Business of the COMPANY. EMPLOYEE will not engage in any other employment without the COMPANY's written consent. Further, EMPLOYEE will not sell or distribute or be involved in selling or distributing plant-based wellness products outside the Business of the COMPANY, regardless of whether such activity is lawful or unlawful.

c. No Personal Benefit: EMPLOYEE will not receive or accept for their benefit or any other Person's benefit, either directly or indirectly, any commission, rebate, discount, gratuity, or profit from any Person having or proposing to have one or more business transactions with the COMPANY, without the prior approval of the COMPANY. EMPLOYEE will comply with the Company's Code of Ethics and Conduct policies as in effect from time to time.

d. Business Opportunities: During EMPLOYEE's employment, EMPLOYEE will communicate and channel to the COMPANY all knowledge, business and customer contacts, and any other information that could concern or be in any way beneficial to the Business of the COMPANY. Any such information communicated to the COMPANY as foresaid will be and remain the property of the COMPANY notwithstanding any subsequent termination of EMPLOYEE's employment.

e. Return of Company Property: Upon termination of EMPLOYEE's employment, or at any time upon request, EMPLOYEE will promptly return to the COMPANY all COMPANY property, including all written information, data memory devices and copies thereof, and any other material on any medium in EMPLOYEE's possession or control of the Business of the COMPANY, without retaining any documents or records of any Confidential Information whatsoever. EMPLOYEE will also return any keys, pass cards, identification cards, equipment, or other property belonging to the COMPANY or the COMPANY's customers.

f. Pre-existing Obligations: EMPLOYEE is requested and directed by the COMPANY to comply with any existing contractual, statutory, or other legal obligations to EMPLOYEE's former employer and any other person. The COMPANY is not employing EMPLOYEE to obtain the confidential information or business opportunities of EMPLOYEE's former employer or any other person.

g. Qualifications, Licenses, and Permits: EMPLOYEE, when necessary, must hold and maintain the appropriate class of license, certificate, degree, accreditation, qualification, visa, or permit ("Authorizations") for the proper performance of EMPLOYEE's duties and to work in the jurisdiction in which EMPLOYEE is performing their duties. The COMPANY may require EMPLOYEE to provide copies of Authorizations necessary for EMPLOYEE to perform such tasks. Should EMPLOYEE fail to maintain such Authorizations or if EMPLOYEE misrepresents such Authorizations, EMPLOYEE's employment will be deemed frustrated and will terminate without compensation or notice of any kind.

h. Policies and Procedures: EMPLOYEE must comply with the COMPANY's policies and procedures as established and amended occasionally; however, such policies and procedures do not form contractual terms and may be amended without notice. EMPLOYEE must comply with all lawful directions of the COMPANY and follow all workplace policies and procedures and with the COMPANY's rules, regulations, policies, practices, and procedures, as amended from time to time.

i. Non-disparagement: EMPLOYEE agrees that they will permanently refrain from directly or indirectly disclosing,  expressing,  publishing or broadcasting,  or causing to be revealed,  expressed, published or broadcast, or otherwise disseminated or distributed in any manner, in EMPLOYEE's name, anonymously, by pseudonym or by a third party, to any person whatsoever, any comments, statements or other communications, which a reasonable person would regard as reflecting adversely on the character, reputation or goodwill of the COMPANY or any of its affiliates, or any of its or their officers, directors or managers, or which a reasonable person would regard as reflecting adversely on any aspect of their business, products or services.

The COMPANY's policies and procedures are subject to change immediately upon written notice, concurrent with all applicable regulatory or statutory laws and regulations. For the COMPANY to meet or exceed changes in law, these corporate policies may change without notice or in connection with any management decisions of the COMPANY.

9. TERMINATION. EMPLOYEE's Employment under this Contract shall be for an unspecified term on an "at-will" basis. The COMPANY or the EMPLOYEE may terminate this Contract upon 30 Days' written notice.

9.1 Employee Resignation: If for any reason the EMPLOYEE should wish to leave the COMPANY, EMPLOYEE shall provide the COMPANY with 30-day prior written notice of EMPLOYEE's intention (the "Resignation Period"). The Parties, as a result of this, agree that to protect the COMPANY's interests, the COMPANY may, in its sole and unfettered discretion, waive the Resignation Period and end EMPLOYEE's employment immediately by delivering to EMPLOYEE a written notice followed by payment of EMPLOYEE's Base Salary due to EMPLOYEE during the remainder of the Resignation Period.

9.2 Termination With Cause: The COMPANY may terminate EMPLOYEE's employment at any time for Cause, effective upon delivery by the COMPANY to EMPLOYEE a written notice of termination of employment for Cause. EMPLOYEE will not be entitled to receive any further pay or compensation (except for accrued pay owed to EMPLOYEE under this Contract up to the date of termination of employment), severance pay, notice, payment in lieu of notice, benefits, or damages of any kind. For clarity, without limiting the preceding, EMPLOYEE will not be entitled to any bonus or pro-rata bonus payment that the COMPANY has not already paid.

"Cause" shall mean the COMPANY's determination in good faith that EMPLOYEE has:

i. Failed, disregarded or refused to substantially perform their duties and obligations to Company as required by this Contract and the Board of Directors (other than any such failure resulting from EMPLOYEE's Disability or EMPLOYEE's termination of their employment with COMPANY for any reason);

ii. Breached a fiduciary responsibility to COMPANY in any material respect;

iii. Commission of an act of fraud, embezzlement or other misappropriation of funds;

iv. Breached any confidentiality or proprietary information agreement in any material respect between EMPLOYEE and COMPANY;

v. Acted with gross negligence or willful misconduct when undertaking EMPLOYEE's duties;

vi. Breached this Contract;

vii. EMPLOYEE's excessive and unreasonable absences from EMPLOYEE's duties for any reason (other than authorized leave or leave required by law or as a result of EMPLOYEE's Disability); or

viii. EMPLOYEE's indictment for, conviction of, or plea of guilty or nolo contendere to, (A) a felony, (B) a misdemeanor (other than traffic or motor vehicle violations), or (C) any other act, omission or event that, in any such case, has caused or is likely to cause economic harm to COMPANY or any of its Subsidiaries or the image, reputation and/or goodwill of COMPANY or its Subsidiaries or that COMPANY in good faith believes is reasonably likely to cause material harm to the image, reputation and/or goodwill of COMPANY or its Subsidiaries, their respective products, services and/or trade/service marks;

Notwithstanding the foregoing, prior to COMPANY's termination of EMPLOYEE for Cause under clauses (i) or (vi) above, COMPANY shall give EMPLOYEE written notice specifying in reasonable detail the existence of any condition and EMPLOYEE shall have 30 days from the date of EMPLOYEE's receipt of such notice in which to cure the condition giving rise to Cause.

9.3 Termination Without Cause. The COMPANY shall be entitled to terminate EMPLOYEE's employment without Cause upon providing EMPLOYEE with one (1) month's written notice of the termination of employment for each year the EMPLOYEE has been employed by the COMPANY, and the pro-rata of a year not fully worked after the first year of employment. COMPANY shall be permitted to pay in lieu of such notice, or an equivalent combination of notice and pay in lieu of notice.

9.4 Non-solicitation of Employees. During twelve (12) months after termination of this Contract, EMPLOYEE shall not directly or indirectly solicit for employment or independent contractor work any employee of the COMPANY and shall not encourage any such employee to leave the COMPANY's Employment.

9.5 Violation of Agreement Termination. If EMPLOYEE violates this Contract, the COMPANY may terminate employment without notice and pay compensation to EMPLOYEE only to the date of such termination. The compensation paid under this Contract shall be EMPLOYEE's exclusive remedy.

9.6 Disability. The COMPANY shall have the option to terminate this Contract if EMPLOYEE becomes permanently disabled and can no longer perform the essential functions of the position with reasonable accommodation. The COMPANY shall exercise this option by giving Six Months' written notice to the EMPLOYEE.  If the Disability of the EMPLOYEE has occurred during the EMPLOYEE's employment, the COMPANY may give written notice to the EMPLOYEE in accordance with this Contract of its intention to terminate the EMPLOYEE's employment. In such event, the EMPLOYEE's employment with the COMPANY shall terminate effective on the Disability Commencement Date. As used in this Contract, "Disability" shall mean that the EMPLOYEE,

(i) In the opinion of a physician, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii) Is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, or

(iii) Is determined to be totally disabled by the Social Security Administration, or

(iv) Is determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of (i) or (ii) above.

(v) Additionally, as used in this Contract, "Disability Commencement Date" shall be the one hundred eightieth (180th) day after Notice is sent to EMPLOYEE pursuant to this Section that they under a Disability.

9.7 Indemnification. The Company shall indemnify the Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by them in connection with any action, suit or proceeding to which they may be made a party by reason of them being an officer, director, or employee of the COMPANY or of any subsidiary or affiliate of the COMPANY.

9.8 Termination Due to Employee's Death. If the EMPLOYEE's employment is terminated by reason of their death, this Contract shall terminate without further obligations to the EMPLOYEE's legal representatives under this Contract, other than all of the following:

(a) The COMPANY shall pay to the EMPLOYEE's legal representative in a lump sum in cash within 30 days after the Date of Termination the aggregate of EMPLOYEE's Annual Base Salary through the Date of Termination to the extent not previously paid;

(b) The COMPANY shall pay, or commence to be paid, as applicable, to the EMPLOYEE's legal representative any compensation previously deferred by the EMPLOYEE's and any other non-qualified benefit plan balances to the extent not previously paid, in accordance with the terms of deferral or the other non-qualified plan, as applicable.

(c) Except as otherwise prohibited in the applicable option/incentive plans, all stock option and restricted stock awards that were outstanding immediately prior to the Date of Termination shall become fully and immediately exercisable and/or vested, as the case may be, with no further restrictions on sale or transferability other than those mandated by law, and each stock option (including already vested stock options) shall remain exercisable by EMPLOYEE's legal representative for 12 months following the Date of Termination (but in no event beyond the latest date upon which the stock option could have expired by its original terms);

(d) For thirty (30) days after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the COMPANY shall continue to provide those benefits to the EMPLOYEE's family that would have been provided to them in accordance with the welfare plans, programs, practices and policies described in Section 5 Insurance Benefits of this Contract if the EMPLOYEE's employment had not been terminated. To the extent any of the foregoing benefits are not exempt from the requirements the US Internal Revenue Code, the amount of expenses eligible for reimbursement (other than the reimbursement of expenses referred to in the US Internal Revenue Code (relating to medical reimbursement arrangements)), or in-kind benefits provided, during the EMPLOYEE's taxable year may not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year;

(e) To the extent not previously paid or provided, the COMPANY shall timely pay or provide to the EMPLOYEE's applicable beneficiaries any other amounts or benefits required to be paid or provided or which the EMPLOYEE is entitled to receive under any plan, program, policy or practice or contract or agreement of the COMPANY; and

(f) Any other death benefits then in effect for COMPANY employees and their beneficiaries.

10. BEST EFFORTS OF THE EMPLOYEE. EMPLOYEE agrees to perform faithfully, industriously, and to the best of EMPLOYEE's ability, experience, and talents all the duties that may be required by the express and implicit terms of this Contract to the reasonable satisfaction of the COMPANY. Such duties shall be provided at such place(s) as the needs, business, or opportunities of the COMPANY may require from time to time.

11. OWNERSHIP OF SOCIAL MEDIA CONTACTS. Any social media contacts, including "followers" or "friends," that are acquired through accounts (including, but not limited to email addresses, blogs, Twitter, Meta, YouTube, or other social media networks) used or created on behalf of the COMPANY are the property the COMPANY.

12. RECOMMENDATIONS FOR IMPROVING OPERATIONS. EMPLOYEE shall provide the COMPANY with all information, suggestions, and recommendations regarding COMPANY's business, which EMPLOYEE knows will benefit the COMPANY.

13. CONFIDENTIALITY. EMPLOYEE acknowledges that in the course of Employment with the COMPANY, EMPLOYEE will have access to and learn confidential information. Confidential information includes but is not limited to information about the COMPANY's mergers and acquisitions, the terms, and conditions under which the COMPANY business arrangements, research materials, manuals, computer programs, formulas analyzing assets portfolios, techniques, data, marketing plans, and tactics, technical information, lists of asset sources, the processes and practices of the COMPANY, information contained in electronic or computer files, financial information, and other information that is designated by the COMPANY or its affiliates as confidential or that EMPLOYEE knows or should know is confidentially provided by third parties that the COMPANY or its affiliates are obligated to keep confidential and all other proprietary information of the COMPANY or its affiliates. EMPLOYEE acknowledges that all confidential information is and shall continue to be the exclusive property of the COMPANY or its affiliates, whether prepared in whole or in part by the EMPLOYEE and whether disclosed to or entrusted to the EMPLOYEE in connection with employment by the COMPANY. EMPLOYEE agrees not to disclose confidential information, directly or indirectly, under any circumstances or by any means, to any third person without the COMPANY's prior written consent. EMPLOYEE agrees that they will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use of confidential information, except as may be necessary to perform work done by EMPLOYEE for the COMPANY. EMPLOYEE agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft, or other inadvertent disclosure and generally agrees to take all steps necessary or requested by the COMPANY to maintain confidential information confidentiality. EMPLOYEE agrees, in addition to the specific covenants contained herein, to comply with all the COMPANY's policies and procedures, as well as all applicable laws, for the protection of confidential information.

13.1 Exclusions. Section 13 shall not apply to the following information:

(a) Information now or hereafter voluntarily disseminated by the COMPANY to the public or which otherwise becomes part of the public domain through lawful means;

(b) Information already known to the EMPLOYEE as documented by written records which predate EMPLOYEE's Employment with the COMPANY;

(c) Information subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; or

(d) Information independently developed by EMPLOYEE after the termination of their employment.

13.2 Company to Benefit from Provisions. To the extent any provisions of this Section 13 relate in any way to confidential information and trade secrets of the COMPANY, then the obligations of EMPLOYEE outlined in this Section 14 shall also extend to the COMPANY and inure to its benefit.

14. UNAUTHORIZED DISCLOSURE OF INFORMATION. Suppose it appears that EMPLOYEE has disclosed (or has threatened to disclose) Information in violation of this Contract. In that case, the COMPANY shall be entitled to an injunction to restrain EMPLOYEE from disclosing, in whole or in part, such Information or from providing any services to any party to whom such information has been disclosed or may be disclosed. This provision shall not prohibit the COMPANY from pursuing other remedies, including a claim for losses and damages.

15. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Contract shall remain in full force and effect for 12 months after the voluntary or involuntary termination of EMPLOYEE's Employment.

16. NON-COMPETE AGREEMENT. EMPLOYEE recognizes that the various items of Information are special and unique assets of the company and need to be protected from improper disclosure. In consideration of the disclosure of the Information to EMPLOYEE, EMPLOYEE agrees and covenants that during their employment by the COMPANY and for twelve (12) months following the termination of EMPLOYEE's Employment, whether such termination is voluntary or involuntary, EMPLOYEE will not become engaged, directly, or indirectly engaging in any Competitive Plant-Based Wellness Business in North America including but not limited to:

(i) Engaging in a business as owner, partner, agent, or advisor (other than a holding of shares listed on a stock exchange that does not exceed 5% of the outstanding shares so listed),

(ii) Becoming an employee, consultant of any Company or third party that is engaged in such business,

(iii) Becoming interested directly or indirectly in any such business, or

(iv) Soliciting any COMPANY customer for the benefit of a third party engaged in such business.

"Competitive Plant-Based Wellness Business" means any business operation, whether a partnership, proprietorship, joint venture, company, or otherwise, that develops, produces, markets, licenses, and/or sells plant-based products that are competitive with the COMPANY's products.

EMPLOYEE agrees that this non-compete provision will not adversely affect EMPLOYEE's livelihood.

17. NON-SOLICITATION OF CLIENTS. EMPLOYEE agrees that while employed by the COMPANY, and for one (1) year following the termination of EMPLOYEE's employment with the COMPANY, EMPLOYEE will not, directly or indirectly, contact or solicit any Clients of the COMPANY to sell or supply to these Clients of the COMPANY any products or services which are competitive with the products or services sold or provided by the COMPANY at the time of EMPLOYEE's termination. The term "Client of the Company" in the preceding sentence means any Person that:

(i) Was a client of the COMPANY at the time of the termination of EMPLOYEE's employment with the COMPANY; or

(ii) The COMPANY actively solicited within the twelve months before the termination of EMPLOYEE's employment.

18. NON-SOLICITATION OF EMPLOYEES. EMPLOYEE agrees that while the COMPANY employs them, and for one (1) year following the termination of EMPLOYEE's employment with the COMPANY, without the prior written consent of the COMPANY, EMPLOYEE will not directly or indirectly hire any employees of or consultants or contractors to the COMPANY, nor will EMPLOYEE solicit or induce or attempt to induce any persons who are employees of or consultants to the COMPANY to terminate their employment or consulting agreement with the COMPANY.

19. EMPLOYEE'S INABILITY TO CONTRACT FOR EMPLOYER. EMPLOYEE shall not have the right to make any contracts or commitments for or on behalf of the COMPANY without first obtaining the express written consent of the COMPANY.

20. COMPLIANCE WITH EMPLOYER'S RULES. EMPLOYEE agrees to comply with all the rules and regulations of the COMPANY.

21. COMPLIANCE WITH EMPLOYER'S CODE OF ETHICS AND CONDUCT. EMPLOYEE always agrees to conduct themselves ethically and will comply with the COMPANY's Code of Ethics and Conduct, which may be updated occasionally.

22. RETURN OF PROPERTY. Upon termination of this Contract, EMPLOYEE shall deliver to the COMPANY all property which is the COMPANY's property or related to the COMPANY's business (including keys, records, notes, data, memoranda, models, and equipment) that is in EMPLOYEE's possession or under EMPLOYEE's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by EMPLOYEE.

23. NOTICES. All notices required or permitted under this Contract shall be in writing and shall be deemed delivered when delivered in person, via email, or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer: Better For You Wellness, Inc. Joe Watson, Chair, Compensation Committee 1349 East Broad Street Columbus, Ohio 43205	Employee: Ian James 1349 East Broad Street Columbus, OH 43205

Both parties may change such addresses from time to time by providing written notice in the above manner.

24. ENTIRE AGREEMENT. This Contract contains the entire Agreement of the parties, and there are no other promises or conditions in any additional agreement, whether oral or written. This Contract supersedes any prior written or oral agreements between the parties.

25. AMENDMENT. This Contract may be modified or amended if the amendment is made in writing and is signed by both parties.

26. SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and Executive hereby agrees that such scope may be judicially modified accordingly.

27. NO ASSIGNMENT. EMPLOYEE's rights to receive payments or benefits under this Contract shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will, by the laws of descent or distribution or to a revocable living trust of EMPLOYEE and as specified in section 9.7 Termination Due to Employee's Death. In the event of any attempted assignment or transfer contrary to this Section 27, COMPANY shall have no liability to pay any amount so attempted to be assigned or transferred, except as specified in section 9.7 Termination Due to Employee's Death. This Contract shall inure to the benefit of and be enforceable by EMPLOYEE personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

28. SUCCESSORS. This Contract shall be binding upon and inure to the benefit of Company, its successors and assigns (including any company into or with which Company may merge or consolidate).

29. FORUM SELECTION. ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN FRANKLIN COUNTY, OHIO EMPLOYEE HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED WITHIN FRANKLIN COUNTY, OHIO. EMPLOYEE HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST EMPLOYEE BY COMPANY IN ACCORDANCE WITH THIS SECTION.

30. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Contract.

31.WAIVER OF JURY TRIAL. EMPLOYEE AND COMPANY HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION TRIED BY A COURT SHALL BE TRIED WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

32. APPLICABLE LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Contract shall be governed by the internal laws of the State of Ohio applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

33. CONSTRUCTION; MISCELLANEOUS. Whenever used in this Contract, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall be deemed to include the other genders (unless the context otherwise requires), the words "hereof," "herein," "hereto," "hereby," "hereunder," and other words of similar import refer to this Agreement as a whole (including exhibits), the words "include," "includes" and "including" means "include, without limitation," "includes, without limitation" and "including, without limitation," respectively. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Contract. This Contract may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement. All remedies of any party hereunder are cumulative and not alternative and are in addition to any other remedies available at law, in equity or otherwise.

34. SIGNATORIES. This Contract shall be signed by Joe Watson, Compensation Committee, Chair, on behalf of the COMPANY and Ian James shall sign as EMPLOYEE in an individual capacity. This Contract is effective as of the date first above written.

/S/ Joseph Watson	/S/ Ian James
Joseph Watson Chair, Compensation Committee Better For You Wellness, Inc.	Ian James

Date: July 22, 2022	Date: July 22, 2022

Exhibit A

Job Responsibilities

The Chief Executive Officer (CEO) is responsible for performing duties as the highest-ranking executive within the COMPANY to guide company practices and procedures.

Chief Executive Officer Job (CEO) Duties

A CEO has a wide range of responsibilities, which include but are not limited to:

• Overseeing company operations

• Communicating between board members and other COMPANY executives

• Making important decisions that impact the COMPANY's brand identity and financial health

• Act as the figurative head of the organization when communicating with stockholders, government entities, and the general public

• Lead the development of the organization's long- and short-term strategies

• Manage overall operations and make significant decisions affecting the COMPANY

• Manage the COMPANY's resources

• Negotiate or approve agreements and contracts for the COMPANY

• Manage COMPANY organizational structure

• Communicate with the board of directors

• Assess and minimize risks to the COMPANY

• Set strategic goals

• Provide COMPANY-wide leadership

• Serve as the COMPANY's primary spokesperson.

• Identify and address COMPANY-wide problems

• Develop and uphold the COMPANY's culture and mission/vision

• Implement strategic plans by working with senior stakeholders

• Evaluate and track the success of the COMPANY in reaching its goals

• Oversee the ongoing operations of all divisions in the COMPANY

• Manages and directs the COMPANY toward its primary goals and objectives.

• Oversee employment decisions at the executive level of the COMPANY

• Leads a team of executives to consider significant decisions, including acquisitions, mergers, joint ventures, or large-scale expansion

• Promotes communication and cooperation among divisions to create unity in the organization

• Work with the board of directors and other executives to establish short-term objectives and long-range goals and related plans and policies

• Present regular reports on the status of the COMPANY

• Oversees the organization's financial structure, ensuring adequate and sound funding for the COMPANY 's mission and goals

• Review the financial results of all operations, comparing them with the COMPANY's objectives and taking appropriate measures to correct unsatisfactory performance and results

• Ensure the COMPANY complies with all applicable laws, rules, regulations, and standards

• Negotiate with other companies regarding actions such as mergers, acquisitions, or joint ventures

• Serve as the COMPANY's representative to the Board of Directors, shareholders, employees, customers, the government, and the public

• Perform other related duties to benefit the mission of the organization